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                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
divine, inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of our reports dated March 30, 2001, relating to the consolidated balance sheets of divine, inc. and subsidiaries (formerly known as divine interVentures, inc. and subsidiaries) as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2000 and the period from May 7, 1999 (inception) through December 31, 1999, and all related schedules, which reports appear in the December 31, 2000 Annual Report on Form 10-K of divine, inc.


/s/ KPMG LLP

Chicago, Illinois
June 5, 2001